Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

BIOMX INC.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.0001 per share	(1)	Other	1,390,000	$2.75	$3,822,500.00	0.0001381	$527.89

Total Offering Amounts:						$3,822,500.00		527.89
Total Fee Offsets:								0.00
Net Fee Due:								$527.89

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Offering Note(s)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock of BiomX Inc. (the “Registrant”) that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the outstanding shares of the Registrant’s common stock.

Estimated in accordance with Rules 457(c) and 457(h) of the Securities Act solely for the purpose of calculating the registration fee. The proposed maximum offering price per share is based on $2.75 per share, which is the average of the high and low prices of the Registrant’s common stock as reported on the NYSE American on April 9, 2026.

Fee Calculation Rule is “Other” pursuant to the Filing Fee Disclosure and Payment Methods Modernization rules adopted by the Securities and Exchange Commission. The fee is calculated in accordance with Rules 457(c) and 457(h) under the Securities Act.

Represents shares of the Registrant’s common stock issuable pursuant to awards granted or to be granted under the BiomX Inc. 2026 Equity Incentive Plan.